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                     August 4, 2022

       Alan J.M. Haughie
       Chief Financial Officer
       Louisiana-Pacific Corporation
       414 Union Street, Suite 2000
       Nashville, Tennessee 37219

                                                        Re: Louisiana-Pacific
Corporation
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-07107

       Dear Mr. Haughie:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing